Exhibit 99.1

                              FOR IMMEDIATE RELEASE
                                                        Contact:  Michael Caputo
                                                                  (703) 438-7500


                  ADEN SHAREHOLDERS INCREASE AUTHORIZED SHARES
        Additional shares to fuel business growth and seize market share


OMAHA, NE (MARCH 3, 2000) - Aden Enterprises, Inc. (OTC: ADEN), a creator and manager of a diverse "eCommunity" of Internet companies, today announced shareholder support for increasing the number of authorized shares of Common Stock from 100,000,000 to 750,000,000. Shareholders voiced their approval during the Company's Special Meeting of Shareholders held on Friday, February 18, 2000.

A portion of the shares will be used to satisfy certain commitments of the Company. The remaining authorized shares are available for issuance at the direction of Aden's board of directors to raise capital, to fund acquisitions and for other corporate purposes. The commitments Aden fulfills with this increase in number of shares include:

o Various intellectual property rights from MercExchange, LLC, the holding company for the online auction patent and other pending patents of chief technology officer, Thomas Woolston;

o Acquisition of Azumano Travel, Inc., the Portland, Oregon-based leader in business-to-business travel; and,

o    Acquisition   of   Corporate   Travel   Consultants   II,  Inc,  a  premier
     business-to-business travel company in Miami, Florida.

Aden Enterprises, Inc., develops, invests in and owns a diverse eCommunity of business-to-business and business-to-consumer Internet companies. Aden's proprietary technologies are the common thread woven into the fabric of each operating enterprise. Developed by a pace-setting innovation team, Aden's technology solutions help create unique Web sites and define the company's competitive edge. Aden is headquartered in Omaha, Nebraska, with the technology solutions group based in Alexandria, Virginia.

Certain information above contains forward-looking statements that may involve risk and uncertainties. Aden Enterprises believes its expectations are based on reasonable assumptions. However, no assurances can be given that its goals will be achieved. Factors that could cause actual results to differ materially
include,  but  are  not  limited  to,  changes  in  federal,   state  and  local
regulations.